CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 35 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Colonial Money Market Fund, a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 19, 1998